Exhibit 10.32

Execution Copy

TERMS OF AGREEMENT

The purposes of this Terms of Agreement, effective as of December 22, 2011 (“Effective Date”) are to (i) set forth the general agreements with respect to a collaboration and associated transactions by and among Coronado Biosciences, Inc., having a principal place of business at 15 New England Executive Park, Burlington, MA 01803, USA (“Coronado”), OvaMed GmbH, having a principal place of business at Kiebitzhörn 31, 22885 Barsbuttel, Germany (“OvaMed”), and Dr. Falk Pharma GmbH, having a principal place of business at Leinenweberstrasse 5, Postfach 6529, 79108, Freiburg, Germany (“Falk”); and (ii) provide the framework for a collaboration agreement to be entered into by and among Coronado, OvaMed and Falk incorporating the agreements set forth in this Terms of Agreement and such other customary terms and conditions consistent with comparable agreements in the industry (the “Collaboration Agreement”). Each of Coronado, OvaMed and Falk may be referred to individually as a “Party” and collectively as the “Parties.” All capitalized terms not otherwise defined herein have the meanings set forth in Appendix A to this Terms of Agreement.

1.	Pre-Clinical Know-How and Patent Rights License; Data Delivery

a.	Falk will grant Coronado an exclusive license to use the Pre-Clinical Know-How and under the Patent Rights to develop, use, have made by OvaMed, and commercialize and sell Product in the Coronado Territory and, subject to Paragraph 1b below, will disclose to Coronado all Pre-Clinical Know-How as soon as such Pre-Clinical Know-How becomes available.

b.	Within ten (10) Business Days after execution of the Collaboration Agreement, Falk will deliver the Pre-Clinical Know-How set forth on Appendix D to Coronado. Falk shall permit Coronado to access and consents to Coronado’s reference and use of the Pre-Clinical Know-How in connection with any Regulatory Filing in the Coronado Territory.

2.	Consideration for Patent Rights and Pre-Clinical Know-How License:

a.	Coronado will pay Falk a license fee aggregating five million euros (€5 million), payable as follows:

1.	One million euros (€1 million) payable five (5) Business Days after Coronado’s receipt of the Pre-Clinical Know-How in accordance with Paragraph 1b above;

2.	One million five hundred thousand euros (€1,500,000) payable five (5) Business Days after Coronado’s receipt of the recommendation of the independent data monitoring committee from the current FALK Phase 2 clinical trial evaluating Product in Crohn’s disease (the “Falk Phase 2 Trial”) based on the interim Clinical Data (blinded for Falk) independent from the results of the Falk Phase 2 Trial; and

3.	Two million five hundred thousand euros (€2,500,000) payable five (5) Business Days after Coronado’s receipt of the final written Clinical Study Report of the Falk Phase 2 Trial, independent from the results of the Falk Phase 2 Trial.

b.	Coronado will pay Falk royalties equal to one percent (1%) of Net Sales of Product in the Coronado Territory.

c.	Nothing herein shall be construed as any guarantee or assumption of liability by OvaMed for any royalties, payments or other amounts payable by Coronado to Falk as contemplated by this Terms of Agreement or the Collaboration Agreement.

3.	Cross-Licenses and Data Sharing: Each of Falk and Coronado as sublicensees of OvaMed are obliged to use commercially reasonable efforts under the terms of the OvaMed/Falk License and the OvaMed/Coronado License, respectively, and (i) intend to develop and commercialize Product for Crohn’s disease in the Falk Territory and the Coronado Territory, respectively; (ii) currently anticipate that Initial Regulatory Approval in each of Europe and the United States will require clinical testing of Product; and (iii) desire to collaborate and cooperate with each other in good faith in connection with such development, and to coordinate with OvaMed issues relating to Product manufacturing. To facilitate such collaboration and cooperation, the Parties agree as follows:

a.	Falk (i) will grant Coronado an exclusive license to and under Clinical Data owned or controlled by Falk to develop, have made by OvaMed, use, import, sell and commercialize Product for Crohn’s disease in the Coronado Territory; and (ii) consents to Coronado’s right of reference and use of Clinical Data owned or controlled by Falk in connection with Coronado’s Regulatory Filings in the Coronado Territory.

b.	Coronado (i) will grant Falk and OvaMed an exclusive license to and under Clinical Data owned or controlled by Coronado to develop, have made by OvaMed, use, import, sell and commercialize Product for Crohn’s disease in the Falk Territory; and (ii) consents to Falk’s right of reference and use of Clinical Data owned or controlled by Coronado in connection with Falk’s Regulatory Filings in the Falk Territory.

c.	Falk and Coronado will disclose to each other all Clinical Data, including interim Clinical Data, as soon as such Clinical Data becomes available.

d.	The Parties will exchange all relevant information that relates to the safety of Product, including all adverse drug experience reports, and agree on operating procedures for the exchange of safety information sufficient to enable each Party to comply with its reporting obligations to regulatory authorities in its respective territories, including a separate pharmacovigilance agreement among the Parties.

e.	Each Party shall submit to each other Party all CMC information related to the Product as soon as such CMC data becomes available. Each of Falk and Coronado shall have the right to access, and each Party consents to Falk’s and Coronado’s reference and use of such CMC data, in connection with any Regulatory Filing in the Falk Territory or the Coronado Territory, as applicable.

f.	The rights and obligations of OvaMed with respect to Pre-Clinical Know-How, Clinical Data, and Patent Rights shall be subject to the OvaMed/Falk License and the OvaMed/Coronado License. OvaMed consents and agrees to all rights and licenses granted to Falk and to Coronado as contemplated by this Terms of Agreement.

g.	Except as otherwise specifically agreed, each of Falk and Coronado will retain their respective rights and responsibilities relating to the development and marketing of Product in the Falk Territory and the Coronado Territory, respectively.

4.	Steering Committee. The Parties will establish a Steering Committee comprised of three representatives of each Party, to function as a forum for the Parties to inform and consult with one another concerning development of Product for Crohn’s disease. The responsibilities of the Steering Committee will include the following:

a.	Oversee development, including review of draft study protocols for clinical trials, with the goal of coordinating global development of Product for Crohn’s disease such that Falk and Coronado are each responsible for clinical testing of Product on approximately 50% of the aggregate number of patients required for Initial Regulatory Approval in the United States and Europe;

b.	Facilitate the exchange of Pre-Clinical Know-How, Clinical Data and other information;

c.	Review regulatory communications and strategies;

d.	Discuss manufacturing and supply issues, including scale-up of manufacturing process and Product formulation and improvements;

e.	Evaluate commercialization strategies and post-marketing studies;

f.	Serve as the initial forum for resolving disputes, it being agreed however, that each of Falk and Coronado, in light of their rights and obligations related to the development of the Product in their respective territories, will retain final decision-making authority according to the OvaMed/Falk License and the OvaMed/Coronado License with respect to development of Product in the Falk Territory and the Coronado Territory, respectively.

5.	Release and Discharge. Each Party shall release and forever discharge all of the other Parties (and each of such other Parties’ respective successors, assigns, affiliates, officers, employees, directors and agents) from any and all claims, causes of action, actions, duties, damages, liabilities, losses, and obligations of any kind and manner whatsoever, in law or equity, whether or not asserted or not asserted and whether known or unknown, accrued or arisen to date and arising out of or related to the disclosure and/or use, as contemplated by this Terms of Agreement, or any refusal to such disclosure or refusal of such use, of the Pre-Clinical Know-how and/or the Clinical Data to, by, on behalf of or in support of Coronado and/or any Regulatory Filing related to any Product planned by Coronado.

6.	Binding Effect, Governing Law and Signatures

a.	The Parties intend and agree to commence good faith negotiations to enter into the Collaboration Agreement as soon as practicable after the Effective Date and to execute the Collaboration Agreement on or before January 31, 2012. Notwithstanding the foregoing, the Parties intend and agree to memorialize in this Terms of Agreement the general agreements of the Parties with respect to the subject matter contained herein in view of the time required to finalize the Collaboration Agreement and desire to expedite development of Product. Accordingly, by execution hereof, each Party hereto acknowledges and agrees that this Terms of Agreement and the rights and obligations hereunder constitute valid and legally binding agreements of such Party in accordance with the terms hereof.

b.	This Terms of Agreement shall be governed by the laws of the Republic of Germany, without regard to principles of conflicts of law.

c.	This Terms of Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument. Signatures to this Terms of Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Terms of Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

Coronado Biosciences, Inc.

By:	/s/ Bobby W. Sandage, Jr.
Name:	Bobby W. Sandage, Jr., Ph.D
Title:	President and CEO

OvaMed GmbH

By:	/s/ Alexander Beese
Name:	Alexander Beese
Title:	Managing Director

By:	/s/ Detlev Goj
Name:	Detlev Goj
Title:	Director

Dr. Falk Pharma GmbH

By:	/s/ Roland Greinwald
Name:	Roland Greinwald
Title:	Head R & D

By:	/s/ Rolf-Dieter Stocklin
Name:	Rolf-Dieter Stocklin
Title:	Head Admin/CFO

Appendix A

to Terms of Agreement

Definitions

Clinical Data: all information, data, and results owned or controlled by the applicable Party and developed or obtained in connection with a clinical trial involving the administration of Product for Crohn’s disease, including case report forms, electronic databases, and clinical study reports or summaries.

CMC: chemistry, manufacturing and controls.

Coronado Territory: the countries and jurisdictions listed in Appendix B.

Falk Territory: Germany and the countries listed in Appendix C.

Initial Regulatory Approval: the first authorization or approval of a Marketing Authorization Application or New Drug Application, as applicable, for Product for Crohn’s disease by the European Commission and the U.S. Food and Drug Administration (“FDA”), respectively.

Net Sales: Net Sales as defined in Section 1.6 of the OvaMed/Coronado License.

OvaMed/Coronado License: the Exclusive Sublicense Agreement dated December 12, 2005 by and between OvaMed and Coronado (as successor to Collingwood Pharmaceuticals, Inc.), as amended to date and from time to time during the term of the Collaboration Agreement.

OvaMed/Falk License: the Exclusive Sublicense Agreement dated January 9, 2004 by and between OvaMed and Falk, as amended to date and from time to time during the term of the Collaboration Agreement.

Patent Rights: Falk’s rights in the following: (a) U.S. Patent Application Nos. 12/594,074 and 12/993,517 related to the Product; (b) patents issuing thereon or reissues thereof; (c) any divisional, continuation in part, continuation and reexamination applications, and extensions related to any of the foregoing; and (d) any patents, patent applications, or other rights of Falk issuing from, or based on or claiming priority to or from any of the foregoing, in each case in the Coronado Territory.

Pre-Clinical Know How: all research data, pre-clinical data, including pharmacology and toxicology data, CMC data, stability and analytical testing data related to the Product and owned or controlled by Falk, including all data and documentation submitted to regulatory authorities in association with an IND or comparable application to conduct clinical trials with Product, including the Investigational Medicinal Product Dossier (IMPD) submitted by Falk to the German Federal Institute for Drugs and Medical Devices.

Product: any pharmaceutical composition containing Trichuris suis ova (TSO) incorporated into any formulation or delivery system.

Regulatory Filing: any submission, filing or application with any regulatory authority (including, in the U.S., the FDA, and in Europe, the European Medicines Agency (EMA) required to obtain authorization to conduct clinical trials with Product or authorization and approval to market Product in the Coronado Territory or the Falk Territory, as applicable.

Appendix B

to Terms of Agreement

Coronado Territory

North America

South America

Japan

Appendix C

to Terms of Agreement

Falk Territory

Austria

Belarus

Belgium

Czech Republic

Denmark

Estonia

Finland

France

Greece

Hungary

Iceland

Ireland

Italy

Latvia

Lithuania

Luxembourg

Republic of Macedonia

Netherlands

Norway

Poland

Portugal

Romania

Russia

Slovak Republic

Slovenia

Spain

Sweden

Switzerland

Turkey

Ukraine

United Kingdom

+ Germany and Falk’s right of first refusal in the Territory II as defined in Art. 19 of the OvaMed/Falk License, with the exception of the Coronado Territory.

Appendix D

to Terms of Agreement

Investigational Medicinal Product Dossier (IMPD) submitted by Falk to the German Federal Institute for Drugs and Medical Devices

Reports mentioned in the IMPD

Updates of such reports